Exhibit 4.1

Description of Capital Stock

Common Stock

General.  Our authorized common stock includes 42,500,000 shares of Class A Common Stock, $.01 par value per share, 7,500,000 shares of Class B Common Stock, $.01 par value per share, and 7,500,000 shares of Class C Common Stock, $.01 par value per share. Holders of common stock have no preemptive rights.  Under Indiana law, shareholders are generally not liable for our debts or obligations. All shares of common stock issued to date are fully paid and non-assessable.

Dividends.  Holders of record of shares of common stock on the record date fixed by our board of directors are entitled to receive such dividends as may be declared by the board of directors out of funds legally available for such distributions. Emmis may not declare or pay dividends in cash or property on any share of any class of common stock, however, unless simultaneously the same dividend is declared or paid on each share of the other class of common stock.  In the case of any stock dividend, holders of Class A Common Stock are entitled to receive the same percentage dividend (payable in shares of Class A Common Stock) as the holders of Class B Common Stock receive (payable in shares of Class B Common Stock) and the holders of Class C Common Stock receive (payable in shares of Class C Common Stock). The payment of common stock dividends is currently restricted by our credit facility

Voting Rights.  Holders of shares of Class A Common Stock and Class B Common Stock vote as a single class on all matters submitted to a vote of the common shareholders, with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock entitled to ten votes, except:

•	for the election of two directors;

•	with respect to any proposed "going private" transaction (as defined below) between the Company and Jeffrey H. Smulyan (the holder of all shares of the Class B Common Stock), or an affiliate of Mr. Smulyan, or any group of which Mr. Smulyan or an affiliate of Mr. Smulyan is a member; and

•	as otherwise provided by law.

In the election of directors, the holders of Class A Common Stock are entitled to vote as a separate class to elect two of our directors, who must be independent directors. For this purpose, an "independent director" means a person who is not an Emmis officer or employee, and who does not have a relationship which, in the opinion of the board of directors, would interfere with the exercise of independent judgement in carrying out the responsibilities of a director. The holders of Class A Common Stock and Class B Common Stock are entitled to elect the remaining directors by voting as a single class with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock entitled to ten votes.

Directors are divided into three classes, as nearly equal in number as possible, whose three-year terms expire in successive years.  At each annual election of directors, the successors to the class of directors whose term then expires are elected to hold office for a term of three years and until the director’s successor is elected and qualifies or until the director’s earlier resignation, removal from office or death.  Holders of common stock are not entitled to cumulate votes in the election of directors.

The holders of Class A Common Stock and Class B Common Stock vote as a single class with respect to any proposed "going private" transaction, with each share of each class of common stock entitled to one vote per share. A "going private" transaction is any "Rule 13e-3 Transaction," as that term is defined in Rule 13e-3 promulgated under the Securities Exchange Act of 1934, as amended, between Emmis and Mr. Smulyan, any affiliate of Mr. Smulyan or any group of which Mr. Smulyan or an affiliate of Mr. Smulyan is a member. An "affiliate" is defined as:

•	any individual or entity who or that, directly or indirectly, controls, is controlled by, or is under common control with Mr. Smulyan;

•

any corporation or organization (other than Emmis or a majority-owned subsidiary of Emmis) of which Mr. Smulyan is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of voting securities, or in which Mr. Smulyan has a substantial beneficial interest;

•	a voting trust or similar arrangement pursuant to which Mr. Smulyan generally controls the vote of the shares of common stock held by or subject to such trust or arrangement;

•	any other trust or estate in which Mr. Smulyan has a substantial beneficial interest or as to which Mr. Smulyan serves as trustee or in a similar fiduciary capacity; or

•	any relative or spouse of Mr. Smulyan, or any relative of such spouse, who has the same residence as Mr. Smulyan.

Under Indiana law, the affirmative vote of the holders of a majority of the outstanding shares of any class of capital stock is required to approve, among other things, a change in the designation, rights, preferences or limitations of the shares of such class of capital stock.

Holders of Class C Common Stock do not have any rights to vote, except as may be required by Indiana law.

Liquidation Rights.  Upon liquidation, dissolution or winding-up of Emmis, the holders of Class A Common Stock are entitled to share ratably with the holders of Class B Common Stock in all assets available for distribution after payment in full of creditors and payment in full to any holders of our preferred stock then outstanding of any amount required to be paid under the terms of such preferred stock.

Conversion.  Each share of Class B Common Stock is convertible, at the option of its holder, into one share of Class A Common Stock at any time.  One share of Class B Common Stock converts automatically and without the requirement of any further action into one share of Class A Common Stock upon its sale or other transfer to a person or entity other than Mr. Smulyan or an affiliate of Mr. Smulyan. A pledge of shares of Class B Common Stock is not considered a transfer for this purpose unless the pledge is enforced. All outstanding shares of Class B Common Stock will convert automatically and without the requirement of any further action into an equivalent number of shares of Class A Common Stock upon the earlier of Mr. Smulyan's death or his ceasing to own at least 380,000 shares of common stock, as adjusted for any stock splits or stock dividends.

Other Provisions.  The holders of common stock are not entitled to preemptive rights.

In any merger, consolidation or business combination, the consideration to be received per share by the holders of Class A Common Stock, Class B Common Stock and Class C Common Stock must be identical for each class of stock, except that in any such transaction in which shares of common stock are to be distributed, such shares may differ as to voting rights to the extent that the voting rights provided in the articles of incorporation differ between the Class A Common Stock, the Class B Common Stock and the Class C Common Stock. No class of common stock may be subdivided, consolidated, reclassified or otherwise changed unless concurrently the other classes of common stock are subdivided, consolidated, reclassified or otherwise changed in the same proportion and in the same manner.

Foreign Ownership Restriction.  Our articles of incorporation restrict the ownership, voting and transfer of our capital stock, including the Class A Common Stock, in accordance with the Communications Act of 1934, as amended (the “Communications Act”), and the rules of the Federal Communications Commission (the “FCC”), to prohibit ownership of more than 25% of our outstanding capital stock or more than 25% of the voting rights it represents by or for the account of aliens (as defined in the Communications Act) or corporations otherwise subject to domination or control by aliens. The articles of incorporation authorize our board of directors to prohibit any transfer of our capital stock that would cause Emmis to violate this prohibition. In addition, the articles of incorporation provide that shares of our capital stock determined by the board of directors to be beneficially owned by an alien shall always be subject to redemption by Emmis by action of the board of directors to the extent necessary, in the judgment of the board of directors, to comply with the alien ownership restrictions of the Communications Act and FCC rules. The articles of incorporation further authorize our board of directors to adopt such provisions as it deems necessary to enforce these alien ownership restrictions.

Stock Certificate.  The form of stock certificate for the Class A Common Stock contains the company’s logo and the following text on the certificate:

[Front of Certificate]

CLASS A	CLASS A
COMMON STOCK	COMMON STOCK

NUMBER	SHARES
A

CUSIP 291525 10 3 SEE REVERSE FOR CERTAIN DEFINITIONS

EMMIS COMMUNICATIONS CORPORATION

INCORPORATED UNDER THE LAWS OF THE STATE OF INDIANA

THIS CERTIFIES that

is the owner of

FULLY PAID AND NON-ASSESSABLE SHARES OF CLASS A COMMON STOCK, PAR VALUE $.01 PER SHARE, OF

EMMIS COMMUNICATIONS CORPORATION,

transferable on the books of the Corporation or by duly authorized attorney upon surrender of this certificate properly endorsed.  This certificate and the shares represented hereby are issued and shall be held subject to all of the provisions of the Amended and Restated Articles of Incorporation of the Corporation and all amendments thereto, copies of which are on file with the Transfer Agent, to which the holder by acceptance hereby assents.  This certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

Witness the facsimile signatures of the duly authorized officers of the Corporation.

Dated:
COUNTERSIGNED AND REGISTERED

CHAIRMAN OF THE BOARD	TRANSFER AGENT AND REGISTRAR
SECRETARY	AUTHORIZED SIGNATURE

[Reverse of Certificate]

EMMIS COMMUNICATIONS CORPORATION

CLASS A COMMON STOCK

Upon written request, the Corporation will furnish to the holder hereof, without charge, a description of the designations, relative rights, preferences, and limitations applicable to each class of capital stock of the Corporation, and the variations in rights, preferences, and limitations determined for each series; and the authority of the Board of Directors to determine variations for future series or classes of the Corporation’s authorized stock.

_________________

ASSIGNMENT

[Assignment form]

RESTRICTIONS ON TRANSFER AND VOTING:  The Amended and Restated Articles of Incorporation of the Corporation provide that (i) the Corporation shall not issue to or for the account of an Alien any share of capital stock of the Corporation if such issuance would cause the total capital stock of the Corporation held by or voted by Aliens to exceed, in violation of the Communications Act of 1934, as amended (the “Communications Act”), 25% of (A) the total capital stock of the Corporation outstanding at any time or (B) the total voting power of all shares of such capital stock outstanding and entitled to vote at any time; and (ii) the Corporation shall not permit the transfer on its books of any capital stock to any Alien that would result in the total capital stock of the Corporation held or voted by Aliens to exceed such 25% limits in violation of the Communications Act; and (iii) no Alien or Aliens, individually or collectively, shall be entitled to vote or direct or control the vote of more than 25% of (A) the total capital stock of the Corporation outstanding at any time, or (B) the total voting power of all shares of capital stock of the Corporation outstanding and entitled to vote at any time, if to do so would violate the Communications Act.  The term “Alien” means (i) a person who is a citizen of a country other than the United States; (ii) an entity organized under the laws of a government other than the government of the United States or any state, territory, or possession of the United States; (iii) a government other than the government of the United States or any state, territory, or possession of the United States; or (iv) a representative of, or an individual or entity controlled by, any of the foregoing.  The Amended and Restated Articles of Incorporation also provide that the Board of Directors of the Corporation shall have all powers necessary to implement the provisions of the Amended and Restated Articles of Incorporation regarding Alien ownership and to insure compliance with the Alien ownership restrictions of the Communications Act including, without limitation, the power to prohibit the transfer of any shares of capital stock of the Corporation to any Alien, the power to redeem shares of capital stock of the Corporation determined by the Board of Directors to be owned beneficially by an Alien or Aliens and the power to take or cause to be taken such other action as it deems appropriate to implement such restrictions.

THE FOLLOWING MUST BE EXECUTED BY THE ASSIGNEE OF THIS CERTIFICATE BEFORE TRANSFER MAY BE MADE ON THE BOOKS OF THE CORPORATION:

THE UNDERSIGNED HEREBY CERTIFIES THAT THE ASSIGNEE OF THE SHARES REFERRED TO IN THE FOREGOING ASSIGNMENT IS

□A CITIZEN OF THE UNITED STATES OF AMERICA

□AN ALIEN

AND THAT, IF THE ASSIGNEE IS A CORPORATION OR OTHER ENTITY, THE PERCENTAGE OF SUCH CORPORATION OR OTHER ENTITY OWNED BY ALIENS IS ________________

AND THAT, IF ANY OTHER PERSON CAN VOTE OR CONTROL THE RIGHT TO VOTE SUCH SHARES, SUCH OTHER PERSON IS

□A CITIZEN OF THE UNITED STATES OF AMERICA

□AN ALIEN

AND THAT, IF SUCH OTHER PERSON IS A CORPORATION OR OTHER ENTITY, THE PERCENTAGE OF SUCH CORPORATION OR OTHER ENTITY OWNED BY ALIENS IS _______________

Date: _____________________

Signature: ____________________________________

Preferred Stock

Our authorized stock also includes 10,000,000 shares of preferred stock, $.01 par value per share. The preferred stock may be issued with such designations, preferences, limitations and relative rights as the board of directors may authorize, including but not limited to:

•	the distinctive designation of each series and the number of shares that will constitute such series;

•	the voting rights, if any, of shares of such series;

•

the dividend rate on the shares of such series, any restriction, limitation or condition upon the payment of such dividends, whether dividends shall be cumulative, and the dates on which dividends are payable;

•	the prices at which, and the terms and conditions on which, the shares of such series may be redeemed, if such shares are redeemable;

•	the purchase or sinking fund provisions, if any, for the purchase or redemption of shares of such series;

•	any preferential amount payable upon shares of such series in the event of the liquidation, dissolution or winding-up of the company or the distribution of its assets; and

•	the prices or rates of conversion at which, and the terms and conditions of which, the shares of such series may be converted into other securities, if such shares are convertible.